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                                                                EXHIBIT 8.2


                                   PIPER & MARBURY
                                        L.L.P.

                                 CHARLES CENTER SOUTH
                               36 SOUTH CHARLES STREET
                            BALTIMORE, MARYLAND 21201-3018
                                     410-539-2530
                                  FAX: 410-539-0489






                                  November 18, 1997

USF&G Corporation
6225 Smith Avenue
Baltimore, Maryland 21209-3653

            Merger of Titan Holdings, Inc. with and into United States Fidelity and Guaranty Company, a wholly-owned subsidiary of USF&G Corporation

Ladies and Gentlemen:

            We have acted as special counsel to USF&G Corporation ("Parent") in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of August 7, 1997 (the "Merger Agreement"), by and among Parent, United States Fidelity and Guaranty Company, a wholly-owned subsidiary of Parent ("Subsidiary") and Titan Holdings, Inc. ("Company"). This opinion is delivered on the effective date of a Registration Statement on Form S-4 (the "Registration Statement"), which includes the definitive Joint Proxy Statement/Prospectus of Parent and Company dated November 18, 1997 (the "Proxy Statement/Prospectus"), with respect to the transaction contemplated by the Merger Agreement. The delivery of a letter expressing opinions in substantially the form hereof (and the reconfirmation of such opinions on and as of the Effective Time) are conditions to the obligations of Parent to consummate the Merger pursuant to section 6.2(g) of the Merger Agreement. All capitalized terms used herein, unless otherwise specified, shall have the meanings ascribed to them in the Merger Agreement.

            In rendering our opinions, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Proxy Statement/Prospectus and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. Our opinions assume, among other things, the accuracy as of the date hereof, and continuing accuracy as of the Effective Time, of such facts, information, covenants, statements and


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USF&G
November 18, 1997
Page 2

representations, as well as an absence of any change in the foregoing that are material to such opinions between the date hereof and the Effective Time.

            We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have also assumed that the transactions related to the Merger or contemplated by the Merger Agreement will be consummated at the Effective Time in accordance with the Merger Agreement and as described in the Proxy Statement/Prospectus. In addition, our opinion is expressly conditioned on, among other things, the accuracy as of the date hereof, and continuing accuracy as of the Effective Time, of statements and representations contained in certificates executed by officers of Parent and Company as to certain facts relating to, and knowledge and intentions of, Parent and Company, and certain facts relating to the Merger. We have assumed that such statements and representations will be reconfirmed as of the Effective Time.

            In rendering our opinion, we have considered the applicable provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder by the Treasury Department (the "Regulations"), pertinent judicial authorities, rulings of the U.S. Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that such Code, Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A material change in any of the authorities upon which our opinion is based could affect our conclusions stated herein. In addition, there can be no assurance that the Internal Revenue Service would not take a position contrary to that which is stated in this opinion.

            Based upon and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes:

     1.     The Merger will constitute a "reorganization" within the meaning of
Section 368(a)(1)(A) and (a)(2)(D) of the Code.

     2. The summaries of Federal income tax consequences set forth in the Proxy Statement/Prospectus under the headings "Summary -- Certain Federal Income Tax Consequences" and "The Merger -- Certain Federal Income Tax Consequences" are accurate in all material respects as to matters of law and legal conclusions.

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USF&G
November 18, 1997
Page 3

     In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the use of our name in the Proxy Statement/Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities Exchange Commission thereunder.

                                               Very truly yours,


                                               Piper & Marbury L.L.P.